Exhibit 99.1

MGM RESORTS INTERNATIONAL RECOMMENDS REJECTION OF MINI-TENDER OFFER

BY TRC CAPITAL CORPORATION

Las Vegas, October 12, 2017 – MGM Resorts International (the “Company” or “MGM Resorts”) (NYSE:MGM) today announced that it received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 3 million shares of the Company’s common stock at a price of $29.50 per share in cash. The offering price is 4.25 percent below the closing price per share of the Company’s common stock on October 6, 2017, the last trading day before the offer was commenced. The offer is for approximately 0.52 percent of the Company’s outstanding common stock.

The Company does not endorse TRC Capital’s unsolicited mini-tender offer and recommends that stockholders do not tender their shares because the offer is at a price below the current market price for the Company’s common stock and subject to numerous conditions. The Company is not affiliated or associated in any way with TRC Capital, its mini-tender offer or the offer documentation.

TRC Capital has made many similar mini-tender offers for shares of other companies. Mini-tender offers seek to acquire less than 5 percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) that apply to offers for more than 5 percent of a company’s shares outstanding. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s guidance to investors on mini-tender offers is available at http://www.sec.gov/investor/pubs/minitend.htm.

The Company urges its stockholders to obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital’s mini-tender offer. The Company recommends that stockholders who have not responded to TRC Capital’s offer take no action. Stockholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with TRC Capital’s offering documents. The offer is currently scheduled to expire at 12:01 a.m. New York City time on Tuesday, November 7, 2017. TRC Capital may extend the offering period at its discretion.

The Company encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

The Company requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to the Company’s common stock.

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ABOUT MGM RESORTS INTERNATIONAL

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 27 unique hotel offerings including some of the most recognizable resort brands in the industry. The company is expanding throughout the U.S. and around the world, developing MGM Springfield in Massachusetts and MGM COTAI in Macau, and debuting the first international Bellagio branded hotel in Shanghai. The 77,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine’s World’s Most Admired Companies®. For more information visit us at www.mgmresorts.com.

SOURCE: MGM Resorts International

MGM RESORTS CONTACTS:
Investment Community	News Media
CATHERINE PARK	MARY HYNES
Executive Director of Investor Relations	Director of Corporate Communications
(702) 693-8711 or cpark@mgmresorts.com	(702) 692-6801 or mhynes@mgmresorts.com